Exhibit 10.10

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the 9th day of March 2010, is entered into by Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Milind S. Deshpande, Ph.D., residing at 44 Field Brook Road, Madison, Connecticut 06443 (the “Employee”). This Agreement amends and restates the Amended and Restated Employment Agreement between the Company and the Employee dated September 10, 2003, as amended (the “Prior Agreement”).

WHEREAS, the Company desires to continue to engage the services of the Employee and the Employee desires to continue to be employed by the Company.

NOW, THEREFORE, in consideration of the employment or continued employment of the Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Term of Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2010 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. Thereafter, this Agreement shall automatically renew for successive one-year periods unless, at least six months prior to the expiration of the applicable Employment Period, either party has notified the other party that the Agreement shall not so renew.

2. Title; Capacity. The Employee shall serve as Executive Vice President of Research & Chief Scientific Officer or in such other reasonably comparable position as the Board of Directors (the “Board”) may determine from time to time. The Employee shall be based at the Company’s headquarters in New Haven, Connecticut, or such place or places in the continental United States as the Board shall determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board. The Board may also designate an officer of the Company to whom the Employee shall report.

The Employee hereby accepts such continued employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Employee. The Employee agrees to devote his or her entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, a monthly salary of $26,783.33 (annualizing to $321,400.00) commencing on the Commencement Date. Such salary shall be subject to adjustment thereafter as determined by the Board.

3.2 Bonus. The Employee shall be eligible to receive additional compensation each year based upon the Company’s performance and the Employee’s individual performance, as determined by the Board.

3.3 Fringe Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him or her eligible to participate. The Employee shall be entitled to paid time off (or “PTO,” including vacation, sick and personal time) in accordance with the Company’s policy.

3.4 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.5 Withholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.

3.6 Effect of Corporate Transaction. In the event the Company consummates a Corporate Transaction, then an additional 25% of the original number of shares of common stock subject to stock option agreements shall immediately vest and become exercisable upon the date of the consummation of such transaction.

4. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Employment Period;

4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based;

4.3 At the election of the Employee, for Good Reason (as defined below);

4.4 Upon the death or disability (as defined below) of the Employee;

4.5 At the election of the Company, upon not less than fifteen (15) days’ prior written notice of termination; or

4.6 At the election of the Employee, upon not less than fifteen (15) days’ prior written notice of termination.

5. Effect of Termination.

5.1 At-Will Employment. If the Employment Period expires pursuant to Section 1 hereof, then, unless the Company notifies the Employee to the contrary, the Employee shall continue his or her employment on an at-will basis following the expiration of the Employment Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement (except for Section 6 hereof).

5.2 Payments Upon Termination.

(a) In the event the Employee’s employment is terminated pursuant to Section 4.1, Section 4.2, Section 4.4 or Section 4.6, the Company shall pay to the Employee the compensation and benefits otherwise payable to him or her under Sections 3.1 and 3.3 through the last day of his or her actual employment by the Company.

(b) In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5 and subject to compliance with Sections 5.5 and 7, the Company shall pay to the Employee his or her salary as in effect on the date of termination in accordance with the Company’s customary payroll practices, until the earlier of (i) the date that is six months after the date of termination or (ii) the date upon which the Employee commences full-time employment with another Company.

5.3 Survival. The provisions of Sections 6, 8 and 10 shall survive the termination of this Agreement.

5.4 Effect of Termination on Equity. In the event, within 12 months following a Corporate Transaction, the Employee’s employment with the Company is terminated by the Employee pursuant to Section 4.3 or by the Company (or the acquiring entity) pursuant to section 4.5, then all shares subject to outstanding options shall immediately vest and become exercisable upon the date of the Employee’s termination.

5.5 Release. The payment to the Employee of the amount payable under Section 5.2(b) shall be contingent upon the Employee’s entering, within 60 days following the termination of employment, into a binding separation agreement and release provided by the Company with respect to all releasable claims (other than with respect to the severance payments provided in this Agreement and other agreements that are expressly carved out of the release). Subject to Section 7, payments under Section 5.2(b) will commence in the first payroll beginning after the release becomes binding, provided that if the 60 day period ends in the calendar year following the year in which employment ends, the payments will begin no earlier than the first business day of that subsequent year.

6. Termination Obligations.

6.1 Return of Company’s Property. Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment, belong to Company and shall be promptly returned to Company upon termination of Employee’s employment. Following termination, Employee will not retain any written or other tangible material containing any proprietary information of information pertaining to the Company’s proprietary information.

6.2 Cooperation in Pending Work. Following any termination of Employee’s employment, Employee shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. Employee shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to Employee’s acts or omissions while employed by the Company.

7. Payments Subject to Section 409A.

7.1 Subject to this Section 7, any severance payments or benefits under this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of the Employee’s termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

(a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c) If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(1) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(2) Each installment of the severance payments and benefits due under this Agreement that is not described in Section 7.1(c)(1) above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall be paid during the ten day period following the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

7.2 The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 7.2, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

7.3 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

7.4 Employee expressly acknowledges and agrees that the Company is not making any representations or warranties to him or her and shall have no liability to him/her or any other person with respect to payments made under this Agreement if any provisions of or payments under the Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

8. Non-Competition and Non-Solicitation Agreement. The Employee affirms the continued effect of the Amended and Restated Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A.

9. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

9.1 “Cause” shall mean (a) a good faith finding by the Company that (i) the Employee has failed to substantially perform his or her reasonably assigned duties for the Company, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company, (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony or (c) breach by the Employee of any material provision of this Agreement, any invention and non-disclosure agreement, non-competition and non-solicitation agreement or other agreement with the Company, which breach is not cured within thirty days written notice thereof.

9.2 “Corporate Transaction” shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board of Directors of the Company), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), provided that, where applied under Section 5.4 to equity compensation subject to Section 409A, any acceleration of payment shall only apply if the Corporate Transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

9.3 “Disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation, as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

9.4 “Good Reason” shall exist upon (i) mutual written agreement by the Employee and the Board of Directors of the Company that Good Reason exists; (ii) the Employee being required by the Company to relocate such that such Employee’s daily commute shall exceed 60 miles without the written consent of the Employee; (iii) any material breach by the Company or any successor thereto of any agreement to which the Employee and the Company are parties, which breach is not cured within thirty days of written notice thereof; or (iv) demotion of the Employee to a position with responsibilities substantially less than such Employee’s current position without the prior consent of the Employee; provided, however, that nothing shall require the Employee to hold the same title or same functional role within an entity resulting from a Corporate Transaction so long as the Employee’s responsibilities are not substantially diminished. Notwithstanding the occurrence of any of the foregoing events or circumstances, such occurrence shall not be deemed to constitute Good Reason unless (x) the Employee gives the Company a written notice of employment termination (no more than 90 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected and the Employee has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of such notice of termination.

10. Miscellaneous.

10.1 Entire Agreement; Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including the Prior Agreement. The parties hereby agree that as of the date hereof, the Prior Agreement is of no further force or effect and the Company shall have no obligations to the Employee under such Prior Agreement. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

10.2 Notices. Any notices delivered under this Agreement shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10.2.

10.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee and approved by a majority of the members of the Board of Directors of the Company.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Connecticut (or, if appropriate, a federal court located within Connecticut), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.

10.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

10.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.10 Employee’s Acknowledgments. The Employee acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Employee’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Employee.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael Kishbauch
Name:	Michael Kishbauch
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Milind S. Deshpande
Milind S. Deshpande, Ph.D.

SUPPLEMENTAL SEVERANCE AGREEMENT

THIS SUPPLEMENTAL SEVERANCE AGREEMENT (the “Agreement”), effective as of the 9th day of March 2010, is entered into by Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Milind S. Deshpande, Ph.D., residing at 44 Field Brook Road, Madison, Connecticut 06443 (the “Employee”).

WHEREAS, the Company desires to provide additional assurance of protection in the event of a termination of employment for the reasons specified below.

NOW, THEREFORE, in consideration of the employment or continued employment of the Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

11. Term of Supplement. The Company hereby agrees to provide eligibility for this Agreement for the period commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2010 (such period, as it may be extended, the “Severance Protection Period”). Thereafter, this Agreement shall automatically renew for successive one-year periods unless, at least six months prior to the expiration of the applicable Severance Protection Period, either party has notified the other party that the Agreement shall not so renew.

12. Supplemental Severance.

12.1 Payments Upon Termination. If the Company terminates the Employee’s employment without Cause (other than as a result of Disability) or the Employee resigns for Good Reason (as defined herein), the Company shall pay to the Employee his or her salary as in effect on the date of termination in accordance with the Company’s customary payroll practices, until the earlier of (i) the date that is six months after the date of termination or (ii) the date upon which the Employee commences full-time employment with another Company. If and to the extent that the Employee qualifies for payment under this Agreement, the forgoing payments shall supplement, and not replace, any severance provided under any then applicable employment agreement (the “Employment Agreement”) or other individual agreement between the Company and the Employee. The parties intend that this Agreement be treated as an arrangement separate from the Employment Agreement except as specifically referenced below. Cessation of employment for any reason not specified in this Section 2.1 shall not entitle the Employee to any payments under this Agreement.

12.2 Release. The payment to the Employee of the amount payable under Section 2.1 shall be contingent upon the Employee’s complying with the release requirements and applicable timing under Section 5.5 of the Employment Agreement (as in effect on the date this Agreement is executed).

13. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

13.1 “Cause” and “Disability” shall have the meanings provided in the Employment Agreement.

13.2 “Good Reason” shall exist upon (i) a material diminution in the Employee’s base compensation; (ii) a requirement that the Employee’s principal place of providing services to the Company change by more than 30 miles, other than in a direction that reduces the Employee’s daily commuting distance; (iii) any material breach by the Company or any successor thereto of the Employment Agreement; or (iv) a material diminution in the Employee’s authority, duties, or responsibilities, provided, however, that nothing shall require the Employee to hold the same title or same functional role within an entity resulting from a Corporate Transaction (as defined in the Employment Agreement) so long as the Employee’s responsibilities are not substantially diminished. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) the Employee gives the Company a written notice of the purported Good Reason (no more than 90 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and the Employee has not been reasonably compensated for any losses or damages resulting therefrom) within 30 days following the Company’s receipt of such notice of termination, and (z) the resignation becomes effective not more than 60 days following the date of notice.

14. Miscellaneous.

14.1 Entire Agreement; Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

14.2 Incorporation by Reference. The provisions of Section 7 and Sections 10.2 through 10.10 in the Employment Agreement (as in effect on the date of this Agreement) are incorporated by reference herein as though referring to this Agreement.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael Kishbauch
Name:	Michael Kishbauch
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Milind S. Deshpande
Milind S. Deshpande, Ph.D.